UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 4, 2009

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 2 pages.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On March 4, 2009, Theodore H. Torbeck, the Chief Operating Officer of Remington Arms Company, Inc. (“Remington”), was promoted to the position of President.

Mr. Torbeck, age 52, has served as Remington’s Chief Operating Officer since February 2008. Prior to joining Remington, Mr. Torbeck had been an employee of General Electric Company since 1978, serving in various positions, most recently as the Vice President Operations of GE Industrial from 2006 to 2008, President and CEO of GE Rail Services from 2003 to 2006, and Vice President and General Manager – Global Supply Chain of GE Aircraft Engines from 2000 to 2003.

Mr. Torbeck’s appointment as President does not alter his existing compensatory relationship with Remington, which remains subject to the terms of the Executive Employment Agreement, dated as of February 4, 2008 between Remington and Mr. Torbeck.

(e)

On March 4, 2009, the Compensation Committee of the Board of Directors of Remington approved a one-time incremental cash award of $100,000 to Thomas L. Millner, Remington’s Chief Executive Officer (the “Incremental Award”). The Incremental Award was granted in recognition of Remington’s significant improvement in core working capital components related to inventory and receivables during 2008, as well as Mr. Millner’s skill in managing Remington through the difficult and uncertain economic times experienced in 2008. In addition, the Compensation Committee instructed Mr. Millner to allocate and distribute a specified aggregate dollar amount (the “Discretionary Awards”), in individual amounts to be determined at his discretion, to those Remington employees, including certain of Remington’s named executive officers, who contributed to Remington’s 2008 working capital improvements. The named executive officers who received Discretionary Awards were Stephen P. Jackson, Jr., the Chief Financial Officer, Treasurer and Corporate Secretary, who was awarded $50,000, and John M. Dwyer, Jr., the Chief Technology Officer, who was awarded $25,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.
Chief Financial Officer, Secretary and Treasurer(Principal Financial Officer)

March 10, 2009